Exhibit 99.1

Emerald Reports First Quarter 2023 Financial Results

Organic Revenue Growth of 17% Year-over-Year

Repurchased 5.1 Million Shares in First Quarter

NEW YORK, N.Y. – May 3, 2023 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America's largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the first quarter ended March 31, 2023.

Financial Highlights

•
Revenues of $122.3 million for the first quarter 2023, an increase of $23.8 million, or 24.2%, primarily on growth in events that staged in both Q1 2023 and Q1 2022
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions and scheduling adjustments, of $122.1 million for the first quarter 2023, an increase of $17.7 million, or 17.0%, from $104.4 million for the first quarter 2022 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net income of $7.1 million for the first quarter 2023, compared to $16.1 million for the first quarter 2022
•
Adjusted EBITDA, a non-GAAP measure, of $36.5 million for the first quarter of 2023, compared to $49.3 million for the first quarter 2022; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $36.5 million for the first quarter 2023, compared to $25.6 million for the first quarter 2022 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)
•
Bought back 5.1 million shares, or 7.5% of common stock outstanding, at an average price of $3.34 per share during the first quarter 2023
•
Ended the quarter with $217.3 million in cash and full availability of its $110.0 million revolving credit facility
•
For the full year 2023, the Company continues to expect to generate in excess of $400 million of revenue and $100 million of Adjusted EBITDA

Operational Highlights

•
Post-COVID recovery cycle driving continued growth in exhibitor and attendee counts
•
Successfully staged 35 in-person trade shows, conferences and other events in the first quarter as the Company builds back from the COVID-19 pandemic and customers eagerly returned to in-person events
•
Acquired Lodestone Events, producer of the successful Overland Expo series of vehicle-based, adventure travel consumer shows, in January 2023 for initial cash consideration of $9.5 million

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “Emerald is off to an excellent start in 2023, with strong demand from exhibitors and attendees, contributing to the ongoing rebound in live events. The business continues to benefit from strong post-COVID-19 tailwinds across our business that we expect to persist well beyond 2023. In addition, the work we’ve done to grow the business through strategic acquisitions, operational efficiencies, and product enhancements have made us both a larger and more dynamic organization. Notably, we have an exciting pipeline of new event launches that leverage our scale and expertise in must attend live events and further our strategy of targeting new audiences in high-growth industries. Moving forward, we expect that our customers and shareholders alike will benefit from the new and improved Emerald as we continue to deliver premium marketing value to customers and attractive cash flow growth to investors.”

David Doft, Emerald’s Chief Financial Officer, added, “As we cycle past the prior-year COVID-19 impacts, we believe that our results are beginning to reflect the true embedded growth potential of the Emerald platform. This quarter, we delivered 17% year-over-year growth in Organic Revenue and 30% Adjusted EBITDA margins. Looking ahead, we have multiple levers to drive substantial revenue growth as well as margin improvement through higher attendee counts, increased demand for exhibitor space, enhancements to Emerald’s product offering, and strategic acquisitions. During the first quarter, we took advantage of a dislocation in the share price to repurchase 5.1 million shares of common stock. Along with acquisitions and continued investments into our business, this is yet another example of where we are deploying capital in areas where it can most effectively drive value for shareholders.”

First Quarter 2023 Financial Performance and Highlights

	Three Months Ended March 31,
	2023	2022	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$122.3	$98.5	$23.8	24.2%
Net income	$7.1	$16.1	$(9.0)	(55.9%)
Net cash provided by operating activities	$8.9	$33.0	$(24.1)	(73.0%)
Diluted (loss) income per share	$(0.04)	$0.04	$(0.08)	NM

Non-GAAP measures:
Adjusted EBITDA	$36.5	$49.3	$(12.8)	(26.0%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$36.5	$25.6	$10.9	42.6%
Free Cash Flow	$5.2	$29.8	$(24.6)	(82.6%)
Free Cash Flow excluding event cancellation insurance proceeds, net	$5.2	$6.1	$(0.9)	(14.8%)

•
First quarter 2023 revenues were $122.3 million, an increase of $23.8 million or 24.2% versus the first quarter 2022, driven by revenue growth in events that staged in both periods as well a revenue from three events that staged in the first quarter of 2023 but staged later in the prior year.

•
First quarter 2023 Organic Revenues were $122.1 million, an increase of $17.7 million or 17.0% versus the first quarter 2022, due primarily to a $17.4 million increase in revenues from events that traded in both periods, $1.2 million from increased subscription software revenues and $0.3 million from newly launched events and partially offset by softness in other marketing services.

•
First quarter 2023 net income was $7.1 million, compared to $16.1 million for the first quarter 2022.

•
First quarter 2023 Adjusted EBITDA was $36.5 million, compared to $49.3 million for the first quarter 2022. Excluding event cancellation insurance proceeds, first quarter 2023 Adjusted EBITDA was $36.5 million, compared to Adjusted EBITDA ex-insurance of $25.6 million for the first quarter 2022.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
First quarter 2023 net cash provided by operating activities was $8.9 million, compared to $33.0 million in the first quarter 2022.

•
First quarter 2023 capital expenditures were $3.7 million, compared to $3.2 million in the first quarter 2022.

•
First quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $5.2 million, compared to $6.1 million in the first quarter 2022. The calculation of first quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes acquisition related transaction costs of $0.7 million, acquisition integration and restructuring-related transition costs of $1.7 million, and non-recurring legal, audit and consulting fees of $1.8 million. The calculation of first quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes acquisition related transaction costs of $0.8 million, integration-related transition costs of $0.1 million, and non-recurring legal and consulting fees of $0.4 million. The total of these items is $4.2 million and $1.3 million for the quarters ended March 31, 2023 and 2022, respectively.

•
During the first quarter 2023, the Company made common stock repurchases of $16.9 million and acquired Lodestone Events for an aggregate amount of $9.5 million, which represented the initial cash payment. Given the cash outflow for the common stock repurchases and the Lodestone Events acquisition, Emerald ended the first quarter 2023 with $217.3 million of cash as compared to the fiscal year 2022 ending cash balance of $239.1 million.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Share Repurchase Program

The Company bought back 5.1 million shares of common stock, or 7.5% of common stock outstanding, for $16.9 million during the first quarter 2023, equating to an average price of $3.34 per share. Since the beginning of 2021, the Company has bought back 10.5 million shares of common stock.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its first quarter 2023 results at 8:30 am EDT on Wednesday, May 3, 2023.

The conference call can be accessed by dialing 1-888-886-7786 (domestic) or 1-416-764-8658 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 31699661. The replay will be available until 11:59 pm (Eastern Time) on May 10, 2023.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, and (vii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2023 and 2022 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our ability to return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Revenues	$122.3	$98.5
Other income, net	—	23.7
Cost of revenues	43.2	34.2
Selling, general and administrative expense	48.8	46.6
Depreciation and amortization expense	13.5	14.3
Goodwill impairment charge	—	6.3
Intangible asset impairment charge	—	1.6
Operating income	16.8	19.2
Interest expense	8.0	3.9
Interest income	1.1	—
Other expense	0.1	—
Income before income taxes	9.8	15.3
Provision for (benefit from) income taxes	2.7	(0.8)
Net income and comprehensive income attributable to Emerald Holding, Inc.	$7.1	$16.1
Accretion to redemption value of redeemable convertible preferred stock	(10.1)	(9.2)
Participation rights on if-converted basis	—	(4.4)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc. common stockholders	$(3.0)	$2.5
Basic (loss) income per share	(0.04)	0.04
Diluted (loss) income per share	(0.04)	0.04
Basic weighted average common shares outstanding	67,280	70,171
Diluted weighted average common shares outstanding	67,280	70,280

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2023	Year Ended December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$217.3	$239.1
Trade and other receivables, net of allowance of $1.5 million, as of March 31, 2023 and December 31, 2022	104.8	74.9
Prepaid expenses and other current assets	10.8	17.8
Total current assets	332.9	331.8
Noncurrent assets
Property and equipment, net	2.0	2.2
Intangible assets, net	198.3	204.8
Goodwill, net	553.9	545.5
Right-of-use assets	10.0	10.6
Other noncurrent assets	3.4	3.5
Total assets	$1,100.5	$1,098.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$54.7	$58.1
Income taxes payable	2.3	1.2
Canceled event liabilities	2.9	3.3
Deferred revenues	161.8	151.2
Contingent consideration	3.7	3.5
Right-of-use liabilities, current portion	4.8	4.9
Total current liabilities	230.2	222.2
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	414.2	413.9
Deferred tax liabilities, net	2.8	1.8
Right-of-use liabilities, noncurrent portion	9.4	10.4
Other noncurrent liabilities	12.3	10.8
Total liabilities	668.9	659.1
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at March 31, 2023 and December 31, 2022: 80,000; 71,417 shares issued and outstanding; aggregate liquidation preference of $484.2 million and $475.9 million at March 31, 2023 and December 31, 2022, respectively	482.5	472.4
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at March 31, 2023 and December 31, 2022: 800,000; 62,845 and 67,588 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	0.6	0.7
Additional paid-in capital	585.5	610.3
Accumulated deficit	(637.0)	(644.1)
Total stockholders’ deficit	(50.9)	(33.1)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,100.5	$1,098.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
	2023	2022	$	%
	(dollars in millions) (unaudited)
Revenues	$122.3	$98.5	$23.8	24.2%
Add (deduct):
Acquisition revenues	(0.2)	—
Scheduling adjustments(1)		5.9
Organic revenues	$122.1	$104.4	$17.7	17.0%

Notes:

(1)
For the three months ended March 31, 2023, represents revenues from three events that staged in the first quarter of fiscal year 2023, but staged later in fiscal year 2022, offset by revenues from one event that staged in the first quarter of fiscal year 2022, but is scheduled to stage later in fiscal 2023.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended March 31,
	2023	2022
	(dollars in millions) (unaudited)
Trade shows	$97.1	$78.6
Other events	14.2	9.1
Subscription software and services	5.2	4.2
Other marketing services	5.8	6.6
Total Revenues	$122.3	$98.5

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2023	2022
	(dollars in millions) (unaudited)
Net income	$7.1	$16.1
Add (deduct):
Interest expense, net	6.9	3.9
Provision for (benefit from) income taxes	2.7	(0.8)
Goodwill impairment charge(1)	—	6.3
Intangible asset impairment charge(2)	—	1.6
Depreciation and amortization	13.5	14.3
Stock-based compensation	2.1	2.1
Deferred revenue adjustment	—	0.2
Other items(3)	4.2	5.6
Adjusted EBITDA	$36.5	$49.3
Deduct:
Event cancellation insurance proceeds	—	23.7
Adjusted EBITDA excluding event cancellation insurance proceeds	$36.5	$25.6

Notes:

(1)
For the three months ended March 31, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(2)
Intangible asset impairment charges for the three months ended March 31, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(3)
Other items for the three months ended March 31, 2023 included: (i) $0.7 million in acquisition-related transaction costs; (ii) $1.7 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $0.5 million and (iii) $1.8 million in non-recurring legal, audit and consulting fees. Other items for the three months ended March 31, 2022 included: (i) $4.3 million in non-cash expense related to the remeasurement of contingent consideration; (ii) $0.4 million in non-recurring legal, audit and consulting fees; (iii) $0.8 million in acquisition-related transaction costs and (iv) $0.1 million in transition expenses.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2023	2022
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$8.9	$33.0
Less:
Capital expenditures	3.7	3.2
Free Cash Flow	$5.2	$29.8
Event cancellation insurance proceeds	—	(23.7)
Free cash flow excluding event cancellation insurance proceeds net	$5.2	$6.1

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME BEFORE TAXES

	Three Months Ended March 31,
	2023	2022
	(dollars in millions) (unaudited)
Revenues
Commerce	$70.0	$56.7
Design, Creative, and Technology	46.7	37.5
All Other	5.6	4.3
Total revenues	$122.3	$98.5

Other income, net
Commerce	$—	$1.1
Design, Creative, and Technology	—	21.9
All Other	—	0.7
Total other income, net	$—	$23.7

Adjusted EBITDA
Commerce	$39.4	$31.8
Design, Creative, and Technology	13.1	32.6
All Other	(0.9)	(2.3)
Subtotal Adjusted EBITDA	$51.6	$62.1

General corporate and other expenses	(15.1)	(12.8)
Interest expense, net	(6.9)	(3.9)
Goodwill impairment charges	—	(6.3)
Intangible asset impairment charges	—	(1.6)
Depreciation and amortization expense	(13.5)	(14.3)
Stock-based compensation expense	(2.1)	(2.1)
Deferred revenue adjustment	—	(0.2)
Other items	(4.2)	(5.6)
Income before taxes	$9.8	$15.3